Exhibit 99

Release Date:	Further Information:

IMMEDIATE RELEASE	David J. Bursic
April 23, 2010	President and CEO
or
Pamela M. Gregio
Investor Relations
Phone: 412/364-1913

WVS FINANCIAL CORP. ANNOUNCES THIRD QUARTER AND NINE MONTHS

ENDED MARCH 31, 2010 NET INCOME AND EARNINGS PER SHARE

Pittsburgh, PA — WVS Financial Corp. (NASDAQ: WVFC), the holding company for West View Savings Bank, today reported net income of $378 thousand or $0.18 per diluted share, for the nine months ended March 31, 2010 as compared to net income of $2,351 thousand or $1.09 per diluted share for the same period in 2009. The $1,973 thousand decrease in net income during the nine months was primarily attributable to a $2,977 thousand decrease in net interest income and a $139 thousand decrease in non-interest income which were partially offset by a $1,048 thousand decrease in income tax expense, a $50 thousand decrease in non-interest expense, and a $45 thousand decrease in provisions for loan losses. The decrease in net interest income was caused by a $4,584 thousand decrease in total interest income which was partially offset by a $1,607 thousand decrease in total interest expense. The decrease in total interest income was attributable to lower revenues (in thousands) earned on our floating rate mortgage-backed securities ($3,376), callable U.S. Government agency bonds ($2,730), certificates of deposit ($135) and the elimination of dividends paid by the Federal Home Loan Bank of Pittsburgh ($137), which were partially offset by revenue gains in corporate securities ($1,858). The decrease in total interest expense was attributable to lower expenses paid (in thousands) on deposits ($805), short-term borrowings ($604) and long-term borrowings ($198). The decrease in non-interest income was primarily attributable to a $95 thousand other-than-temporary impairment (“OTTI”) charge on one mortgage-backed security and decreases in service fee income on deposit accounts and ATM fee income. The decrease in income tax expense was primarily attributable to lower levels of taxable income. The decrease in non-interest expense was primarily attributable to a decrease in charitable contributions eligible for PA tax credits, a decrease in employee related expenses and a decrease in ATM network expenses, which were partially offset by an increase in the Federal Deposit Insurance expense.

Net income for the quarter ended March 31, 2010 totaled $74 thousand or $0.04 per diluted share as compared to net income of $582 thousand or $0.28 per diluted share for the same period in 2009. The $508 thousand decrease in net income during the quarter was primarily attributable to a $686 thousand decrease in net interest income, a $102 thousand decrease in non-interest income and a $48 thousand increase in non-interest expense which were partially offset by a $310 thousand decrease in income tax expense and a $18 thousand decrease in provisions for loan losses. The decrease in net interest income was caused by a $979 thousand decrease in total interest income which was partially offset by a $293 thousand decrease in total interest expense. The decrease in total interest income was attributable to lower revenues (in thousands) earned on our callable U.S. Government agency bonds ($733), floating rate mortgage-backed securities ($511), and certificates of deposit ($209), which were partially offset by revenue gains in corporate securities ($497). The decrease in total interest expense was attributable to lower expenses paid (in thousands) on deposits ($198), long-term borrowings ($58) and short-term borrowings ($37). The increase in non-interest expense was primarily attributable to an increase in Federal Deposit Insurance expense which was partially offset by decreases in ATM network expense, correspondent bank service charges and employee related expenses. The decrease in non-interest income was primarily attributable to the OTTI charge and decreases in service fee income on deposit accounts and ATM fee income. The decrease in income tax expense was primarily attributable to lower levels of taxable income.

The Company’s third quarter and fiscal year to date earnings were adversely impacted by low market interest rates. This period of low interest rates is expected to continue throughout most of calendar year 2010. During the nine months ended March 31, 2010, we better positioned our balance sheet and franchise by reducing overall leverage, avoiding low yielding assets, selectively pursuing seasoned new construction builders and increasing our Tier I leverage ratio to 7.91%.

Looking ahead, we continue to believe that our net interest income will significantly improve in the second half of calendar year 2010. Our legacy long-term FHLB advances, taken out a number of years ago when interest rates were higher, will begin to mature as shown below.

Quarter Ended	Amount/$MM	Weighted Avg. Rate
06/30/10	$20.579	5.86%
09/30/10	$25.000	5.77%
12/31/10	$35.000	5.44%
03/31/11	$10.000	4.99%
06/30/11	$17.000	5.28%

We expect that these legacy long-term FHLB advances will reprice to much lower rates of interest. In addition, interest revenue on our substantial floating rate mortgage-backed securities portfolio should increase when market interest rates begin to rise.

WVS Financial Corp. owns 100% of the outstanding common stock of West View Savings Bank. The Savings Bank is a Pennsylvania-chartered, FDIC savings bank, which conducts business from six offices located in the North Hills suburbs of Pittsburgh, Pennsylvania. In January 2009, West View Savings Bank began its second century of service to our communities. The Bank wishes to thank our customers and host communities for allowing us to be their full service bank.

—TABLES ATTACHED—

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WVS FINANCIAL CORP. AND SUBSIDIARY

SELECTED CONSOLIDATED FINANCIAL DATA

(Dollars in thousands except per share data)

	March 31, 2010 (Unaudited)	June 30, 2009 (Unaudited)
Total assets	$377,188	$419,434
Cash and Cash Equivalents	12,965	21,828
Certificates of Deposits	9,302	24,719
Investment securities held-to-maturity	140,515	123,128
Mortgage-backed securities held-to- maturity	137,101	174,129
Net loans receivable	58,817	58,148
Deposits	150,501	146,315
FHLB advances: long-term	130,079	130,079
FHLB advances: short-term	10,000	0
FRB short-term borrowings	54,900	108,800
Other short-term borrowings	0	0
Equity	29,114	31,123
Book value per share – Common Equity	14.12	15.03
Book value per share – Tier I Equity	14.75	15.03
Return on average assets	0.13%	0.67%
Return on average equity	1.63%	9.15%
Tier I leverage ratio	7.91%	7.35%

WVS FINANCIAL CORP. AND SUBSIDIARY

SELECTED CONSOLIDATED OPERATING DATA

(In thousands except per share data)

	Three Months Ended March 31, (Unaudited)		Nine Months Ended March 31, (Unaudited)
	2010	2009	2010	2009
Interest income	$2,965	$3,944	$9,241	$13,825
Interest expense	2,074	2,367	6,447	8,054

Net interest income	891	1,577	2,794	5,771
(Recovery) provision for loan losses	(4)	14	(10)	35

Net interest income after (recovery) provision for loan losses	895	1,563	2,804	5,736
Non-interest income	39	141	325	464
Non-interest expense	880	832	2,715	2,765

Income before income tax expense	54	872	414	3,435
Income taxes	(20)	290	36	1,084

NET INCOME	$74	$582	$378	$2,351

EARNINGS PER SHARE:
Basic	$0.04	$0.28	$0.18	$1.09
Diluted	$0.04	$0.28	$0.18	$1.09

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	2,065,027	2,106,399	2,068,036	2,152,819
Diluted	2,065,027	2,106,399	2,068,036	2,152,918